Exhibit 99




Release Date:                                               Further Information:

IMMEDIATE RELEASE                                           David J. Bursic
July 20, 2006                                               President and CEO
                                                                    or
                                                            Pamela M. Tracy
                                                            Investor Relations
                                                            Phone: 412/364-1913




          WVS FINANCIAL CORP. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR
              ENDED JUNE 30, 2006 NET INCOME AND EARNINGS PER SHARE

         Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income and diluted earnings per share for the quarter ended June 30, 2006 of $840,000 and $0.36, respectively, compared to $922,000 and $0.38 for the same period in 2005. The $82,000 decrease in net income during the quarter was primarily attributable to a $479,000 increase in income tax expense, a $100,000 decrease in credit provisions for loan losses and a $33,000 increase in non-interest expense, which were partially offset by a $529,000 increase in net interest income. The increase in income tax expense was primarily due to the absence of a credit provision for income taxes taken in the same quarter in 2005 that were attributable to revised estimates of the effective tax rate applied to pre-tax income for fiscal year 2005 and increased levels of taxable income. The increase in non-interest expense was primarily attributable to increases in employee related costs. The increase in net interest income was primarily attributable to higher yields earned on interest-earning assets and higher average balances of floating rate mortgage-backed securities, which were partially offset by higher rates paid on short-term borrowings and deposits, and higher average balances of other short-term borrowings.

         Net income and diluted earnings per share for the fiscal year ended June 30, 2006 totaled $2,846,000 and $1.21, respectively, compared to $2,909,000 and $1.19 for the same period in 2005. The $63,000 decrease in net income during the period was primarily attributable to a $660,000 increase in income tax expense and a $287,000 decrease in non-interest income, which were partially offset by a $758,000 increase in net interest income, a $115,000 increase in credit provisions for loan losses and a $11,000 decrease in non-interest expense. The increase in income tax expense was primarily attributable to a higher effective tax rate for fiscal year 2006 and higher levels of taxable income. The decrease in non-interest income is primarily attributable to a decrease of $306,000 in pre-tax gains recognized on the sale of investments from the Company's investment portfolio during fiscal year 2006 when compared to fiscal year 2005. The increase in net interest income was primarily the result of higher yields earned on interest-earning assets and higher average balances of floating rate mortgage-backed securities, which more than offset higher rates paid on deposits and other short-term borrowings, and higher average balances of other short-term borrowings.

                  WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.

                               --TABLES ATTACHED--
                                      # # #

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                                       June 30,       June 30,
                                                         2006           2005
                                                     (Unaudited)     (Unaudited)
                                                     -----------     -----------
Total assets                                           $421,742       $421,044
Investment securities held-to-maturity                  187,952        173,911
Investment securities available-for-sale                  8,469          9,155
Mortgage-backed securities held-to-
   maturity                                             153,461        159,031
Mortgage-backed securities available-for-
   sale                                                   2,292          3,120
Net loans receivable                                     55,702         60,151
Deposits                                                151,713        164,706
FHLB advances: long-term                                138,579        142,736
FHLB advances: short-term                                23,150         12,300
Other short-term borrowings                              76,048         69,680
Equity                                                   29,418         29,201
Book value per share                                      12.60          12.20
Return on average assets                                   0.66%          0.71%
Return on average equity                                   9.87%         10.03%

                                   WVS FINANCIAL CORP. AND SUBSIDIARY
                                  SELECTED CONSOLIDATED OPERATING DATA
                                  (In thousands except per share data)


                                            Three Months Ended          Twelve Months Ended
                                                 June 30,                    June 30,
                                               (Unaudited)                  (Unaudited)
                                       --------------------------    --------------------------
                                           2006           2005           2006          2005
                                       -----------    -----------    -----------    -----------
Interest income                        $     6,162    $     4,530    $    22,248    $    17,874
Interest expense                             4,200          3,097         15,460         11,844
                                       -----------    -----------    -----------    -----------
Net interest income                          1,962          1,433          6,788          6,030
Recovery of loan losses                        (12)          (112)          (161)           (46)
                                       -----------    -----------    -----------    -----------
Net interest income after
  provision for loan losses                  1,974          1,545          6,949          6,076
Non-interest income                            160            159            705            992
Non-interest expense                           893            860          3,521          3,532
                                       -----------    -----------    -----------    -----------
Income before income tax
  Expense                                    1,241            844          4,133          3,536
Income taxes                                   401            (78)         1,287            627
                                       -----------    -----------    -----------    -----------

NET INCOME                             $       840    $       922    $     2,846    $     2,909
                                       ===========    ===========    ===========    ===========

EARNINGS PER SHARE:
  Basic                                $      0.36    $      0.38    $      1.21    $      1.20
  Diluted                              $      0.36    $      0.38    $      1.21    $      1.19

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                  2,337,349      2,399,463      2,357,217      2,432,267
  Diluted                                2,339,962      2,404,097      2,359,996      2,437,647
